Exhibit 10.2

QUAD/GRAPHICS, INC.

2010 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD

[Name and Address of Recipient]

You have been granted an award of shares of Class A Common Stock of Quad/Graphics, Inc. (the “Company”) constituting a Restricted Stock Award under the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	[ ]

Number of Shares of Restricted Stock (“Restricted Shares”):

Vesting Schedule:

One hundred percent (100%) of the Restricted Shares will vest on the third anniversary of the Grant Date, provided you are continuously employed by the Company or an Affiliate of the Company until the vesting date.

The vesting of the Restricted Shares will accelerate in the following circumstances:

•                                          If you are continuously employed with, or in the service of, the Company or its Affiliates through the date preceding the date of a “Change in Control” (as defined below), then 100% the Restricted Shares will vest in full on the date of such Change in Control.

•                                          If your employment or service relationship with the Company and its Affiliates is terminated as a result of your death or disability (within the meaning of Code Section 22(e)(3)), then 100% of the Restricted Shares will vest in full on the date of such termination.

•                                          If your employment or service relationship with the Company and its Affiliates terminates as a result of your retirement upon or after age 65, then, provided such retirement is approved by an authorized senior executive of the Company (other than yourself), a portion of the Restricted Shares will vest on the date of the retirement. Such portion shall be equal to the total number of Restricted Shares multiplied by a fraction, the numerator of which is the number of days from the Grant Date until the date of the retirement and the denominator of which is the total number of days from the Grant Date until the third anniversary of the Grant Date.

Except as otherwise provided above, upon your termination of employment with, or cessation of services to, the Company and its

Affiliates prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

For purposes of this Award, a “Change in Control” means any event which results in the legal or beneficial ownership of shares of voting stock of the Company granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Company being owned by any person or entity (or group of persons or entities acting in concert) other than any one or more of the following acting alone or in concert: (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any Harry V. Quadracci, Harry R. Quadracci, Thomas A Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of voting stock of the Company for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership or other benefit plan of the Company (together, the “Permitted Holders”). Notwithstanding the foregoing, the transfer of legal or beneficial ownership of any of the shares of voting stock of the Company to a new entity shall not be a Change in Control if a majority of the voting stock of such new entity is owned by Permitted Holders. In the event such a transfer occurs, the foregoing definition of “Change in Control” shall be construed with respect to the new entity that owns all of the voting stock of the Company (as opposed to the Company itself).

Release of Shares:

The Restricted Shares will be held in an account at the Company’s transfer agent pending vesting. As soon as practicable after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.

Transferability of Restricted Shares:

You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award that will remain effective after such Shares have vested.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will be credited with all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit the Restricted Shares; provided that any such dividends and other distributions will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the full vesting of the Restricted Shares with respect to which such distributions were made.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Tax Withholding:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

To the extent that the receipt or the vesting of the Restricted Shares, or the payment of dividends on the Restricted Shares, results in income to you for federal, state or local income tax purposes, except as otherwise provided in the following paragraph, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting or payment, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

If you do not make an election under Code Section 83(b) in connection with this Award, you may satisfy the withholding requirement in connection with the vesting of the Restricted Shares, in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Restricted Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:

As a condition of the granting of this Restricted Stock Award, you agree, for yourself and your legal representatives or guardians, that this Restricted Stock Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Restricted Stock Award or the Plan and any determination made by the Committee pursuant to this Restricted Stock Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Restricted Stock Award without your consent as permitted by Section 17(a) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which shares of the Company’s Class A Common Stock are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of any Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Restricted Stock Award or that such action is in the best interest of you or any other person who may then have an interest in this Restricted Stock Award.

This Restricted Stock Award may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

QUAD/GRAPHICS, INC.

By:
	[Name of Authorized Officer]	[Name of Recipient]

Date: